State of Delaware
Secretary of State
Division of Corporations
Delivered 05:17 PM 10/26/2020
FILED 05:17 PM 10/26/2020
SR 20208042926 - File Number 3830078

CERTIFICATE OF AMENDMENT

MAJOR LEAGUE FOOTBALL, INC.

A Delaware Corporation

On October 14, 2020, The Board of Directors of Major League Football, Inc. (Company) have authorized an increase of 150,000,000 additional common shares of the Company. This increase results in an increase of the Company's total authorized common shares to 600,000,000, par value .0001. This Amendment has been duly adopted in accordance with Section 242 of the Delaware Code. The Corporate Resolution has been included herein as an exhibit.

Date:
10-18-2020

Frank Murtha, President and CEO

BOARD OF DIRECTORS RESOLUTION

Amending the Certificate of Incorporation of Major League Football, Inc.

At a meeting of the Board of Directors of Major League Football, Inc. held on October 14, 2020 at which a quorum was present and voted the following Resolution to amend the Certificate of Incorporation to increase the Authorized Common Shares of Major League Football was unanimously passed and adopted.

1] Whereas there are presently 450,000,000 shares of common stock of Major League Football, Inc. [the Company] authorized to be issued and approximately 376,000,000 shares are issued and outstanding.

2] Whereas, in addition the balance of authorized shares is subject to reservation or subscription agreements preventing the Company from acquiring the necessary funds to operate its intended business plan through the sale of common shares to needed investors.

3] Whereas the Company is required to raise this additional capital to protect existing investors and its future business operations, details of which are fully set forth in its 10(K) public filings of 4/30/2020, and its 10(Q) of 7/31/2020.

4] Whereas the Board has determined that it is in the best interest of the Company's shareholders to increase the authorized Common Shares from 450,000,000 to 600,000,000 shares. This increase will allow the Company to secure the funds necessary to proceed with the next phase of its business plan and protect existing shareholders' investment.

5] Authorized and approved this 14th Day of October 2020.

Board of Directors
Major League Football, Inc.

John J. Coyne
Director and Secretary

Service Request# 20208042926

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

8150153
MAJOR LEAGUE FOOTBALL INC.
7319 RIVIERA COVE
#7
BRADENTON
LAKEWOOD RANCH, FL 34202

10-30-2020

ATTN: FRANK MURTHA

DESCRIPTION	AMOUNT
3830078 - MAJOR LEAGUE FOOTBALL, INC.	
0240S Amendment Stock	
Amendment Fee	$30.00
Receiving/Indexing	$115.00
Surcharge Assessment-New Castle County	$6.00
Page Assessment-New Castle County	$27.00
Data Entry Fee	$5.00
Court Municipality Fee, Wilm.	$20.00
Expedite Fee, 24 Hour	$100.00
TOTAL CHARGES	$303.00
TOTAL PAYMENTS	$303.00
BALANCE	$0.00